EXHIBIT 99.1

Krispy Kreme Reports Second Quarter 2025 Financial Results and Announces Turnaround Plan

Turnaround plan to deleverage the balance sheet and drive sustainable, profitable growth

CHARLOTTE, NC (August 7, 2025) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme”, “KKI”, or the “Company”) today reported financial results for the quarter ended June 29, 2025, and outlined a turnaround plan designed to deleverage the balance sheet and drive sustainable, profitable growth.
Second Quarter Highlights (vs Q2 2024)
•Net revenue of $379.8 million
•Organic revenue declined 0.8%
•GAAP net loss of $441.1 million, including non-cash goodwill and other asset impairment charges totaling $406.9 million
•Adjusted EBITDA of $20.1 million
•Cash used for operating activities of $32.5 million
•Global Points of Access (“POA”) increased 2,260, or 14.3%, to 18,113 which includes approximately 2,400 McDonald’s doors that were closed subsequent to Q2
“Our results for the second quarter primarily reflect the impact of unsustainable operating costs relative to unit demand in the McDonald’s USA partnership, which ended July 2, 2025. We are quickly removing our costs related to the McDonald’s partnership and growing fresh delivery through profitable, high-volume doors with major customers. We expect to begin recouping profitability in the third quarter.”
“Looking ahead, we have implemented a comprehensive turnaround plan aimed at unlocking our two biggest opportunities: profitable U.S. expansion and capital-light international franchise growth. This plan is designed to reduce leverage and deliver sustainable, profitable growth through refranchising, improving returns on capital, expanding margins, and driving sustainable, profitable U.S. growth,” said Krispy Kreme CEO Josh Charlesworth.
Turnaround Plan
The Company has implemented a comprehensive turnaround plan to deleverage the balance sheet and deliver sustainable, profitable growth through a focus on the following four components:
1.Refranchising: Improve financial flexibility through refranchising international markets and restructuring the joint venture in the Western U.S.
2.Driving Return on Invested Capital: Reduce capital intensity by using existing assets and focusing on franchisee development
3.Expanding Margins: Expand margins through greater operational efficiency, including outsourcing U.S. logistics
4.Driving Sustainable, Profitable Growth: Pursue U.S. growth based upon sustainable and profitable revenue streams

Financial Highlights	Quarter Ended
$ in millions, except per share data	June 29, 2025	June 30, 2024	Change
GAAP:
Net revenue	$379.8	$438.8	(13.5)%
Operating (loss)/income	$(434.6)	$6.9	nm
Operating (loss)/income margin	(114.4)%	1.6%	nm
Net loss	$(441.1)	$(4.9)	nm
Net loss attributable to KKI	$(435.3)	$(5.5)	nm
Diluted loss per share	$(2.55)	$(0.03)	$(2.52)

Non-GAAP (1):
Organic revenue	$371.7	$374.6	(0.8)%
Adjusted net (loss)/income, diluted	$(25.3)	$9.1	(377.9)%
Adjusted EBITDA	$20.1	$54.7	(63.3)%
Adjusted EBITDA margin	5.3%	12.5%	(720) bps
Adjusted diluted (loss)/income per share	$(0.15)	$0.05	$(0.20)
nm - not meaningful
(1) Non-GAAP figures - please refer to "Non-GAAP Measures" and “Reconciliation of Non-GAAP Financial Measures.”

Key Operating Metrics	Quarter Ended
$ in millions	June 29, 2025	June 30, 2024	Change
Global Points of Access (1)	18,113	15,853	14.3%
Sales per Hub (U.S.) trailing four quarters	$4.9	$5.0	(2.0)%
Sales per Hub (International) trailing four quarters	$9.8	$9.9	(1.0)%
Digital Sales as a Percent of Doughnut Shop Sales	18.0%	16.4%	160 bps
(1) Includes approximately 2,400 McDonald’s doors as of June 29, 2025, which were exited in the third quarter of 2025 due to termination of the Agreement with McDonald’s.
Second Quarter 2025 Consolidated Results (vs Q2 2024)
Krispy Kreme’s results reflect the work needed to maximize U.S. expansion and wider adoption of the capital-light international franchise model. Net revenue was $379.8 million in the second quarter of 2025, a decline of approximately 13.5% or $59.0 million, primarily due to the $64.2 million reduction associated with the sale of a majority stake in Insomnia Cookies Holdings, LLC (“Insomnia Cookies”) in the third quarter of fiscal 2024. The Company sold its remaining ownership stake in Insomnia Cookies during the second quarter of fiscal 2025. Organic revenue declined by $2.9 million, or approximately 0.8%, as growth in Global Points of Access and Delivered Fresh Daily (“DFD”) revenues were more than offset by planned reduced discounting and expected consumer softness leading to a decline in doughnut shop transaction volume.
GAAP Net Loss was $441.1 million, compared to the prior year net loss of $4.9 million, which included non-cash goodwill and other asset impairment charges totaling $406.9 million in the second quarter of fiscal 2025. GAAP diluted loss per share was $2.55, compared to a loss of $0.03 in the same quarter last year.
Adjusted EBITDA declined to $20.1 million. Adjusted EBITDA Margin declined to 5.3% primarily driven by the impact of our now-ended McDonald’s USA partnership, and lower transaction volumes affecting operating leverage.
Adjusted Net Loss, diluted was $25.3 million for the quarter and Adjusted Diluted loss per share was $0.15.
Second Quarter 2025 Segment Results (vs Q2 2024)
U.S.: In the U.S. segment, net revenue declined by $59.2 million, or approximately 20.5%, primarily due to the $64.2 million reduction associated with the sale of a majority stake in Insomnia Cookies in the third quarter of fiscal 2024. Retail transaction declines related to expected consumer softness, in addition to strategic door closures, led to an organic revenue decline of $6.9 million, or approximately 3.1%. Average revenue per door per week (“APD”) declined to $525, primarily driven by the impact of our now-ended McDonald’s USA partnership, with Sales Per Hub of $4.9 million.

U.S. Adjusted EBITDA decreased by $22.7 million, or 69.6%, primarily driven by the sale of a majority stake in Insomnia Cookies in the third quarter of fiscal 2024, the adverse impact of our now-ended McDonald’s USA partnership and lower transaction volumes affecting operating leverage.
International: In the International segment, organic revenue grew by $7.4 million, or approximately 5.9%, driven primarily by growth in Canada, Japan and Mexico. International net revenue grew by $7.5 million, or approximately 6.0%, with foreign currency translation impacts of $1.4 million. Points of Access declined by 3.3% due to strategic door closures in Japan and Mexico to optimize the DFD network.
International segment Adjusted EBITDA declined by $3.4 million, or 15.9%, with a margin decline of 360 basis points to 13.7% as strength in Japan was offset by the ongoing turnaround in the U.K. Importantly, U.K. margin improved sequentially, and the Company looks forward to continued progress from the new leadership team in that market.
Market Development: In the Market Development segment, net revenue declined by $7.3 million, or approximately 30.2%, reflecting a $3.9 million impact of franchise acquisitions. Market Development organic revenue declined by approximately 14.2%, as growth in markets such as France, Brazil, and the Middle East was more than offset by timing of product and equipment sales to franchisees.
Market Development Adjusted EBITDA decreased by $3.9 million, or 30.5%, with margin of 52.9%, down 20 basis points.
Balance Sheet and Capital Expenditures
During the first half of 2025, the Company invested $54.1 million, or 7.2% of net revenue, in capital expenditures, primarily in the U.S. to support previously committed initiatives aimed at bringing doughnuts closer to our consumers through nationwide expansion. This includes a new production hub that will be the first Hot Light Theater Shop in Minneapolis, MN opening later this year. Aside from this strategic location, the Company has since reduced investment in new capacity in favor of leveraging existing excess capacity for growth.
During the second quarter of 2025, the Company also amended its existing credit agreement to establish incremental term loan commitments in an aggregate principal amount of $125.0 million. The Company used the incremental capacity primarily to pay down its revolving credit facility. The amendment carries identical terms as the existing credit agreement regarding maturity date and interest rates.
As of June 29, 2025, the Company has total available liquidity of $243.8 million, which includes $21.3 million of cash and cash equivalents as well as undrawn committed capacity of $222.5 million under its credit facilities. The Company was in compliance with all financial covenants as of June 29, 2025.
Capital Allocation
As previously announced, the Company halted the quarterly cash dividend to holders of the Company’s common stock. In the second quarter of 2025 the Company also sold its remaining ownership stake in Insomnia Cookies, with aggregate cash proceeds of $75 million used to reduce debt.
The Company is in active discussions to restructure its well-established joint venture with the WKS Restaurant Group (“WKS”) in the Western U.S., and expects to reduce its ownership stake. As previously announced, the Company has initiated the process to refranchise certain markets including Australia and New Zealand, Japan, Mexico, and the U.K. and Ireland. These efforts will provide the Company with greater financial flexibility, enabling debt paydown and focus on profitable, high return growth.
McDonald's USA Partnership
On June 24, 2025, the Company announced that, after careful consideration, Krispy Kreme and McDonald’s USA jointly decided to end their partnership and terminate their Business Relationship Agreement (the “Agreement”), effective July 2, 2025. The efforts to bring Krispy Kreme’s operating costs in line with unit demand were unsuccessful. The Company is focused on growing fresh delivery with profitable, high-volume retail points of distribution.
Goodwill and Other Asset Impairments
During the second quarter of 2025, management identified impairment indicators that required a quantitative assessment of goodwill. These indicators included that during the first half of 2025, the Company experienced a decline in its stock price and market capitalization, which became significant and sustained during the second quarter. Additionally, current operating results and updates to management’s internal forecasts were below previous forecasts. After completing its quantitative impairment test, management concluded that the estimated fair values of the U.S., U.K. and Ireland, and Australia and New Zealand reporting units had declined below their carrying values and management recognized a cumulative, non-cash partial goodwill impairment charge of $356.0 million (gross of income taxes) in the second quarter of 2025.
Additionally, in response to management’s updated forecasts and the termination of the Agreement with McDonald’s USA during the second quarter of 2025, Krispy Kreme recorded long-lived asset non-cash impairment charges of $22.1 million and lease impairment and termination costs of $28.9 million. These impairment charges, along with the partial goodwill impairment, are included in Goodwill and other asset impairments in the Condensed Consolidated Statements of Operations.

The Goodwill and other asset impairments do not have an impact on the Company’s compliance with the financial covenants under the Company’s debt arrangements.
Definitions
The following definitions apply to terms used throughout this press release:
•Global Points of Access: Reflects all locations at which fresh doughnuts can be purchased. We define global points of access to include all Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, DFD Doors (which includes DFD branded cabinets and merchandising units within high traffic grocery and convenience stores, quick service or fast casual restaurants (“QSR”), club memberships, and drug stores) and Cookie Bakeries (through the date of the Insomnia Cookies deconsolidation), and other points at which fresh doughnuts can be purchased at both Company-owned and franchise locations as of the end of the applicable reporting period. We monitor Global Points of Access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments and by asset type.
•Hubs: Reflects locations where fresh doughnuts are produced and processed for sale at any point of access. We define Hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the applicable reporting period.
•Hubs with Spokes: Reflects Hubs currently producing product for other Fresh Shops, Carts and Food Trucks, or DFD Doors, and excludes Hubs not currently producing product for other shops, Carts and Food Trucks, or DFD Doors.
•Sales Per Hub: Sales per Hub equals Fresh Revenues from Hubs with Spokes, divided by the average number of Hubs with Spokes at the end of each of the five most recent quarters.
•Fresh Revenues from Hubs with Spokes: Fresh Revenues is a measure focused on the Krispy Kreme doughnut business and includes product sales generated from our Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, DFD Doors, and digital channels and excludes sales from Cookie Bakeries and Branded Sweet Treats (through the date of the Insomnia cookies deconsolidation and Branded Sweet Treats exit, respectively). Fresh Revenues from Hubs with Spokes equals the Fresh Revenues derived from Hubs with Spokes.
•Free Cash Flow: Defined as cash provided by operating activities less purchases of property and equipment.
Conference Call
Krispy Kreme will host a public conference call and webcast at 8:30 AM Eastern Time today to discuss its results for the second quarter of 2025. To register for the conference call, please use this link. After registering, confirmation will be sent through email, including dial-in details and unique conference call codes for entry. To listen to the live webcast and Q&A, visit the Krispy Kreme investor relations website at investors.krispykreme.com. A replay of the webcast will be available on the website within 24 hours after the call. This earnings press release and related materials will also be available on the investor relations section of the Company’s website.
Category: Financial News
Investor Relations and Media
ICR for Krispy Kreme, Inc.
krispykreme@icrinc.com
Source: Krispy Kreme
About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in more than 40 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing digital business. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme and www.X.com/KrispyKreme.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “plan,” “believe,” “may,” “continue,” “guidance,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive,” “look forward,” or, in each case, the negatives of these words, comparable terminology, or similar references to future periods; however, statements may be forward-looking whether or not these terms or their negatives are used. Forward-looking statements are not a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included in this press release. We consider the assumptions and estimates on which our forward-looking statements are based to be reasonable, but they are subject to various risks and uncertainties relating to our operations, financial results, financial conditions, business, prospects, future plans and strategies, projections, liquidity, the economy, and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors could cause our actual results to differ materially from those contained in forward-looking statements including, without limitation: food safety issues, including risks of food-borne illnesses, tampering, contamination, and cross-contamination; impacts from our 2024 cybersecurity incident or any other material failure, inadequacy, or interruption of our information technology systems, including breaches or failures of such systems or other cybersecurity or data security-related incidents; any harm to our reputation or brand image; negative impacts on our business due to changes in consumer spending habits, consumer preferences, or demographic trends; changes in the cost of raw materials and other commodities, including due to import and export requirements (including tariffs), inflation, or foreign exchange rates; our ability to execute on our omni-channel business strategy; our significant indebtedness and our ability to meet the financial and other covenants under our credit facilities; regulatory investigations, enforcement actions, or material litigation; and other risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2024, filed by us with the Securities and Exchange Commission (the “SEC”) and in other filings we make from time to time with the SEC. These forward-looking statements are made only as of the date of this document, and we undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events, or otherwise, except as may be required by law.
Non-GAAP Measures
This press release includes certain financial information that is not presented in conformity with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include organic revenue growth/(decline), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted Net (Loss)/Income, Diluted, Adjusted EPS, Free Cash Flow, Net Debt, Fresh Revenue from Hubs with Spokes and Sales per Hub. These non-GAAP financial measures are not standardized, and it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance under GAAP or a substitute for results reported under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, we urge you to review our non-GAAP financial measures in conjunction with our historical consolidated financial statements and notes thereto filed with the SEC and not to rely on any single financial measure.
See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Krispy Kreme, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Two Quarters Ended
	June 29, 2025 (13 weeks)	June 30, 2024 (13 weeks)	June 29, 2025 (26 weeks)	June 30, 2024 (26 weeks)
Net revenues
Product sales	$371,377	$429,411	$737,856	$862,923
Royalties and other revenues	8,390	9,398	17,095	18,584
Total net revenues	379,767	438,809	754,951	881,507
Product and distribution costs	92,627	107,846	183,363	214,861
Operating expenses	210,712	212,504	409,555	417,699
Selling, general and administrative expense	62,920	64,466	122,325	136,040
Marketing expenses	12,185	12,416	22,424	24,531
Pre-opening costs	1,471	967	2,400	2,072
Goodwill and other asset impairments	406,932	201	407,094	448
Other income, net	(8,311)	(1,050)	(7,073)	(1,097)
Depreciation and amortization expense	35,782	34,600	69,683	68,186
Operating (loss)/income	(434,551)	6,859	(454,820)	18,767
Interest expense, net	16,696	14,452	32,892	28,188
Loss on divestiture of Insomnia Cookies	11,501	—	11,501	—
Other non-operating (income)/expense, net	(1,177)	949	(1,570)	1,522
Loss before income taxes	(461,571)	(8,542)	(497,643)	(10,943)
Income tax (benefit)/expense	(20,453)	(3,611)	(23,120)	651
Net loss	(441,118)	(4,931)	(474,523)	(11,594)
Net (loss)/income attributable to noncontrolling interest	(5,858)	560	(5,979)	2,431
Net loss attributable to Krispy Kreme, Inc.	$(435,260)	$(5,491)	$(468,544)	$(14,025)
Net loss per share:
Common stock — Basic	$(2.55)	$(0.03)	$(2.75)	$(0.08)
Common stock — Diluted	$(2.55)	$(0.03)	$(2.75)	$(0.08)
Weighted average shares outstanding:
Basic	170,802	169,095	170,546	168,890
Diluted	170,802	169,095	170,546	168,890

Krispy Kreme, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	As of
	(Unaudited) June 29, 2025	December 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$21,264	$28,962
Restricted cash	559	353
Accounts receivable, net	57,252	67,722
Inventories	33,697	28,133
Taxes receivable	18,012	16,155
Prepaid expense and other current assets	23,774	31,615
Total current assets	154,558	172,940
Property and equipment, net	509,387	511,139
Goodwill, net	711,780	1,047,581
Other intangible assets, net	812,344	819,934
Operating lease right of use asset, net	418,602	409,869
Investments in unconsolidated entities	6,077	91,070
Other assets	17,726	19,497
Total assets	$2,630,474	$3,072,030
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$67,603	$56,356
Current operating lease liabilities	46,979	46,620
Accounts payable	97,442	123,316
Accrued liabilities	110,866	124,212
Structured payables	134,721	135,668
Total current liabilities	457,611	486,172
Long-term debt, less current portion	889,442	844,547
Noncurrent operating lease liabilities	419,388	405,366
Deferred income taxes, net	99,774	130,745
Other long-term obligations and deferred credits	46,070	40,768
Total liabilities	1,912,285	1,907,598
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 300,000 shares authorized as of both June 29, 2025 and December 29, 2024; 170,964 and 170,060 shares issued and outstanding as of June 29, 2025 and December 29, 2024, respectively	1,710	1,701
Additional paid-in capital	1,472,845	1,466,508
Shareholder note receivable	(1,785)	(1,906)
Accumulated other comprehensive loss, net of income tax	(5,015)	(32,128)
Retained deficit	(774,164)	(299,638)
Total shareholders’ equity attributable to Krispy Kreme, Inc.	693,591	1,134,537
Noncontrolling interest	24,598	29,895
Total shareholders’ equity	718,189	1,164,432
Total liabilities and shareholders’ equity	$2,630,474	$3,072,030

Krispy Kreme, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Two Quarters Ended
	June 29, 2025 (26 weeks)	June 30, 2024 (26 weeks)
CASH FLOWS (USED FOR)/PROVIDED BY OPERATING ACTIVITIES:
Net loss	$(474,523)	$(11,594)
Adjustments to reconcile net loss to net cash (used for)/provided by operating activities:
Depreciation and amortization expense	69,683	68,186
Deferred and other income taxes	(30,785)	(5,338)
Goodwill impairment	355,958	—
Other asset impairments and lease termination charges	51,136	448
Loss/(gain) on disposal of property and equipment	403	(3)
Loss on divestiture of Insomnia Cookies	11,501	—
Gain on sale-leaseback	(6,749)	—
Share-based compensation	7,237	14,634
Change in accounts and notes receivable allowances	986	327
Inventory write-off	1,495	1,038
Amortization related to settlement of interest rate swap derivatives	—	(5,910)
Other	2,224	858
Change in operating assets and liabilities, excluding foreign currency translation adjustments	(41,943)	(47,121)
Net cash (used for)/provided by operating activities	(53,377)	15,525
CASH FLOWS PROVIDED BY/(USED FOR) INVESTING ACTIVITIES:
Purchase of property and equipment	(54,106)	(60,735)
Proceeds from sale-leaseback	10,882	—
Purchase of equity method investment	(2,140)	(3,506)
Net proceeds from divestiture of Insomnia Cookies	75,000	—
Principal payments received from loans to franchisees	1,202	—
Disbursement for loan receivable	—	(1,086)
Other investing activities	99	166
Net cash provided by/(used for) investing activities	30,937	(65,161)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds from the issuance of debt	516,900	365,000
Repayment of long-term debt and lease obligations	(485,894)	(306,797)
Payment of financing costs	(825)	—
Proceeds from structured payables	198,052	190,162
Payments on structured payables	(199,228)	(190,811)
Capital contribution by shareholders, net of loans issued	—	919
Distribution to shareholders	(11,934)	(11,807)
Payments for repurchase and retirement of common stock	(787)	(4,275)
Distribution to noncontrolling interest	(36)	(2,146)
Net cash provided by financing activities	16,248	40,245
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,300)	(115)
Net decrease in cash, cash equivalents and restricted cash	(7,492)	(9,506)
Cash, cash equivalents and restricted cash at beginning of period	29,315	38,614
Cash, cash equivalents and restricted cash at end of period	$21,823	$29,108

Net cash (used for)/provided by operating activities	$(53,377)	$15,525
Less: Purchase of property and equipment	(54,106)	(60,735)
Free cash flow	$(107,483)	$(45,210)

Krispy Kreme, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)
We define “Adjusted EBITDA” as earnings before interest expense, net, income tax expense, and depreciation and amortization, with further adjustments for share-based compensation, certain strategic initiatives, acquisition and integration expenses, and certain other non-recurring, infrequent, or non-core income and expense items. Adjusted EBITDA is a principal metric that management uses to monitor and evaluate operating performance and provides a consistent benchmark for comparison across reporting periods. “Adjusted EBITDA margin” reflects Adjusted EBITDA as a percentage of net revenues.
We define “Adjusted EBIT” as earnings before interest expense, net and income tax expense, with further adjustments for share-based compensation, certain strategic initiatives, acquisition and integration expenses, amortization of acquisition-related intangibles, and certain other non-recurring, infrequent, or non-core income and expense items. Adjusted EBIT is a principal metric that management uses to monitor and evaluate operating performance and provides a consistent benchmark for comparison across reporting periods.
We define “Adjusted Net (Loss)/Income, Diluted” as net loss attributable to common shareholders, adjusted for share-based compensation, certain strategic initiatives, acquisition and integration expenses, amortization of acquisition-related intangibles, the tax impact of adjustments, and certain other non-recurring, infrequent, or non-core income and expense items. “Adjusted EPS” is Adjusted Net (Loss)/Income, Diluted converted to a per share amount.
Adjusted EBITDA, Adjusted EBIT, Adjusted Net (Loss)/Income, Diluted, and Adjusted EPS have certain limitations, including adjustments for income and expense items that are required by GAAP. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as share-based compensation. Our presentation of these non-GAAP measures should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using these non-GAAP measures supplementally.

	Quarter Ended		Two Quarters Ended
(in thousands)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Net loss	$(441,118)	$(4,931)	$(474,523)	$(11,594)
Interest expense, net	16,696	14,452	32,892	28,188
Income tax (benefit)/expense	(20,453)	(3,611)	(23,120)	651
Share-based compensation	4,634	7,648	7,237	14,634
Employer payroll taxes related to share-based compensation	91	207	257	250
Loss on divestiture of Insomnia Cookies	11,501	—	11,501	—
Goodwill impairment	355,958	—	355,958	—
Other non-operating (income)/expense, net (1)	(1,177)	949	(1,570)	1,522
Strategic initiatives (2)	22,867	4,187	25,220	9,008
Acquisition and integration expenses (3)	(182)	851	(111)	1,099
New market penetration expenses (4)	245	572	320	1,038
Shop closure expenses, net (5)	35,723	628	35,995	767
Restructuring and severance expenses (6)	4,839	132	4,947	138
Gain on sale-leaseback	(6,749)	—	(6,749)	—
Other (7)	1,454	(958)	6,154	(973)
Amortization of acquisition related intangibles (8)	7,830	7,397	15,491	14,817
Adjusted EBIT	$(7,841)	$27,523	$(10,101)	$59,545
Depreciation expense and amortization of right of use assets	27,952	27,203	54,192	53,369
Adjusted EBITDA	$20,111	$54,726	$44,091	$112,914

	Quarter Ended		Two Quarters Ended
(in thousands)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Segment Adjusted EBITDA:
U.S.	$9,930	$32,668	$25,841	$75,284
International	18,221	21,655	33,118	42,191
Market Development	8,948	12,875	19,995	24,775
Corporate	(16,988)	(12,472)	(34,863)	(29,336)
Total Adjusted EBITDA	$20,111	$54,726	$44,091	$112,914

	Quarter Ended		Two Quarters Ended
(in thousands, except per share amounts)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Net loss	$(441,118)	$(4,931)	$(474,523)	$(11,594)
Share-based compensation	4,634	7,648	7,237	14,634
Employer payroll taxes related to share-based compensation	91	207	257	250
Loss on divestiture of Insomnia Cookies	11,501	—	11,501	—
Goodwill impairment	355,958	—	355,958	—
Other non-operating (income)/expense, net (1)	(1,177)	949	(1,570)	1,522
Strategic initiatives (2)	22,867	4,187	25,220	9,008
Acquisition and integration expenses (3)	(182)	851	(111)	1,099
New market penetration expenses (4)	245	572	320	1,038
Shop closure expenses, net (5)	35,723	628	35,995	767
Restructuring and severance expenses (6)	4,839	132	4,947	138
Gain on sale-leaseback	(6,749)	—	(6,749)	—
Other (7)	1,454	(958)	6,154	(973)
Amortization of acquisition related intangibles (8)	7,830	7,397	15,491	14,817
Tax impact of adjustments (9)	(27,081)	(6,777)	(20,251)	(7,001)
Tax specific adjustments (10)	—	(226)	—	(815)
Net loss/(income) attributable to noncontrolling interest	5,858	(560)	5,979	(2,431)
Adjusted net (loss)/income attributable to common shareholders - Basic	$(25,307)	$9,119	$(34,145)	$20,459
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	—	(11)	—	(30)
Adjusted net (loss)/income attributable to common shareholders - Diluted	$(25,307)	$9,108	$(34,145)	$20,429
Basic weighted average common shares outstanding	170,802	169,095	170,546	168,890
Dilutive effect of outstanding common stock options, RSUs, and PSUs	—	2,397	—	2,442
Diluted weighted average common shares outstanding	170,802	171,492	170,546	171,332
Adjusted net (loss)/income per share attributable to common shareholders:
Basic	$(0.15)	$0.05	$(0.20)	$0.12
Diluted	$(0.15)	$0.05	$(0.20)	$0.12
(1)Primarily foreign translation gains and losses in each period. The quarter and two quarters ended June 29, 2025 also consist of equity method income from Insomnia Cookies following the divestiture of a controlling interest in Insomnia Cookies during fiscal 2024.
(2)The quarter and two quarters ended June 29, 2025 consist primarily of costs associated with the U.S. national expansion, including exit costs associated with termination of the Business Relationship Agreement with McDonald’s, and the evaluation of potential opportunities to refranchise certain equity markets. The quarter and two quarters ended June 30, 2024 consist primarily of costs associated with global transformation, exploring strategic alternatives for the Insomnia Cookies business, and preparing for the U.S. national expansion (including McDonald’s).
(3)Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, and advisory fees incurred in connection with acquisition and integration-related activities for the applicable period.
(4)Consists of start-up costs associated with entry into new countries for which the Company’s brands have not previously operated, including Brazil and Spain.
(5)Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment.
(6)The quarter and two quarters ended June 29, 2025 consist primarily of costs associated with restructuring of the U.S. and U.K. businesses.
(7)The quarter and two quarters ended June 29, 2025 consist primarily of $0.9 million and $5.3 million, respectively, in costs related to remediation of the 2024 Cybersecurity Incident, including fees for cybersecurity experts and other advisors. The quarter and two quarters ended June 30, 2024 consist primarily of a gain from insurance proceeds received related to a shop in the U.S. that was destroyed and subsequently rebuilt.

(8)Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the Condensed Consolidated Statements of Operations.
(9)Tax impact of adjustments calculated applying the applicable statutory rates. The quarters and two quarters ended June 29, 2025 and June 30, 2024 also include the impact of disallowed executive compensation expense.
(10)The quarter and two quarters ended June 30, 2024 consist of the recognition of previously unrecognized tax benefits unrelated to ongoing operations, a discrete tax benefit unrelated to ongoing operations, and the effect of various tax law changes on existing temporary differences.

Krispy Kreme, Inc.
Segment Reporting (Unaudited)
(in thousands, except percentages or otherwise stated)

	Quarter Ended		Two Quarters Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Net revenues:
U.S.	$230,099	$289,304	$466,643	$585,239
International	132,755	125,269	252,390	250,019
Market Development	16,913	24,236	35,918	46,249
Total net revenues	$379,767	$438,809	$754,951	$881,507
Organic revenue growth measures our revenue growth trends excluding the impact of acquisitions, divestitures, and foreign currency, and we believe it is useful for investors to understand the expansion of our global footprint through internal efforts. We define “organic revenue growth” as the growth in revenues, excluding (i) acquired shops owned by us for less than 12 months following their acquisition, (ii) the impact of foreign currency exchange rate changes, (iii) the impact of shop closures related to restructuring programs, (iv) the impact of the divestiture of Insomnia Cookies, and (v) revenues generated during the 53rd week for those fiscal years that have a 53rd week based on our fiscal calendar.

Q2 2025 Organic Revenue - QTD (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in second quarter of fiscal 2025	$230,099	$132,755	$16,913	$379,767
Total net revenues in second quarter of fiscal 2024	289,304	125,269	24,236	438,809
Total Net Revenues (Decline)/Growth	(59,205)	7,486	(7,323)	(59,042)
Total Net Revenues (Decline)/Growth %	-20.5%	6.0%	-30.2%	-13.5%
Less: Impact of Insomnia Cookies divestiture	(64,166)	—	—	(64,166)
Adjusted net revenues in second quarter of fiscal 2024	225,138	125,269	24,236	374,643
Adjusted net revenue growth/(decline)	4,961	7,486	(7,323)	5,124
Impact of acquisitions	(11,877)	(1,503)	3,880	(9,500)
Impact of foreign currency translation	—	1,441	—	1,441
Organic Revenue (Decline)/Growth	$(6,916)	$7,424	$(3,443)	$(2,935)
Organic Revenue (Decline)/Growth %	-3.1%	5.9%	-14.2%	-0.8%

Q2 2025 Organic Revenue - YTD (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in first two quarters of fiscal 2025	$466,643	$252,390	$35,918	$754,951
Total net revenues in first two quarters of fiscal 2024	585,239	250,019	46,249	881,507
Total Net Revenues (Decline)/Growth	(118,596)	2,371	(10,331)	(126,556)
Total Net Revenues (Decline)/Growth %	-20.3%	0.9%	-22.3%	-14.4%
Less: Impact of Insomnia Cookies divestiture	(128,485)	—	—	(128,485)
Adjusted net revenues in first two quarters of fiscal 2024	456,754	250,019	46,249	753,022
Adjusted net revenue growth/(decline)	9,889	2,371	(10,331)	1,929
Impact of acquisitions	(22,920)	(2,868)	7,478	(18,310)
Impact of foreign currency translation	—	9,800	—	9,800
Organic Revenue (Decline)/Growth	$(13,031)	$9,303	$(2,853)	$(6,581)
Organic Revenue (Decline)/Growth %	-2.9%	3.7%	-6.2%	-0.9%

Fresh Revenues from Hubs with Spokes and Sales per Hub are defined above.

	Trailing Four Quarters Ended	Fiscal Year Ended
(in thousands, unless otherwise stated)	June 29, 2025	December 29, 2024	December 31, 2023
U.S.:
Revenues	$940,140	$1,058,736	$1,104,944
Non-Fresh Revenues (1)	(2,877)	(3,161)	(9,416)
Fresh Revenues from Insomnia Cookies and Hubs without Spokes (2)	(180,139)	(307,665)	(399,061)
Fresh Revenues from Hubs with Spokes	757,124	747,910	696,467
Sales per Hub (millions)	4.9	4.9	4.9

International:
Fresh Revenues from Hubs with Spokes (3)	$521,473	$519,102	$489,631
Sales per Hub (millions) (4)	9.8	9.9	9.7
(1)Includes the exited Branded Sweet Treats business revenues as well as licensing royalties from customers for use of the Krispy Kreme brand.
(2)Includes Insomnia Cookies revenues (through the date of the deconsolidation) and Fresh Revenues generated by Hubs without Spokes.
(3)Total International net revenues is equal to Fresh Revenues from Hubs with Spokes for that business segment.
(4)International Sales per Hub comparative data has been restated in constant currency based on current exchange rates.

Krispy Kreme, Inc.
Global Points of Access (Unaudited)

	Global Points of Access
	Quarter Ended		Fiscal Year Ended
	June 29, 2025	June 30, 2024	December 29, 2024
U.S.:
Hot Light Theater Shops	239	229	237
Fresh Shops	68	70	70
Cookie Bakeries (1)	—	286	—
DFD Doors (2)	9,869	7,497	9,644
Total	10,176	8,082	9,951
International:
Hot Light Theater Shops	50	46	49
Fresh Shops	524	502	519
Carts, Food Trucks, and Other (3)	17	18	17
DFD Doors	4,669	4,871	4,583
Total	5,260	5,437	5,168
Market Development:
Hot Light Theater Shops	110	117	108
Fresh Shops	1,111	1,033	1,095
Carts, Food Trucks, and Other (3)	30	30	30
DFD Doors	1,426	1,154	1,205
Total	2,677	2,334	2,438
Total Global Points of Access (as defined)	18,113	15,853	17,557
Total Hot Light Theater Shops	399	392	394
Total Fresh Shops	1,703	1,605	1,684
Total Cookie Bakeries (1)	—	286	—
Total Shops	2,102	2,283	2,078
Total Carts, Food Trucks, and Other	47	48	47
Total DFD Doors (2)	15,964	13,522	15,432
Total Global Points of Access (as defined)	18,113	15,853	17,557
(1)Reflects the divestiture of Insomnia Cookies during fiscal 2024.
(2)Includes approximately 2,400 McDonald’s DFD Doors as of June 29, 2025, which were exited in the third quarter of fiscal 2025 due to termination of the Business Relationship Agreement with McDonald’s.
(3)Carts and Food Trucks are non-producing, mobile (typically on wheels) facilities without walls or a door where product is received from a Hot Light Theater Shop or Doughnut Factory. Other includes a vending machine. Points of Access in this category are primarily found in international locations in airports and train stations.

Krispy Kreme, Inc.
Global Hubs (Unaudited)

	Hubs
	Quarter Ended		Fiscal Year Ended
	June 29, 2025	June 30, 2024	December 29, 2024
U.S.:
Hot Light Theater Shops (1)	235	222	232
Doughnut Factories	6	5	6
Total	241	227	238
Hubs with Spokes	161	151	158
Hubs without Spokes	80	76	80
International:
Hot Light Theater Shops (1)	41	37	40
Doughnut Factories	14	14	14
Total	55	51	54
Hubs with Spokes	55	51	54
Market Development:
Hot Light Theater Shops (1)	108	115	106
Doughnut Factories	26	26	27
Total	134	141	133
Total Hubs	430	419	425
(1)Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a Spoke location that produces some doughnuts for itself and also receives doughnuts from another producing location.

Krispy Kreme, Inc.
Net Debt and Leverage (Unaudited)
(in thousands, except leverage ratio)

	As of
	(Unaudited) June 29, 2025		December 29, 2024
Current portion of long-term debt	$67,603		$56,356
Long-term debt, less current portion	889,442		844,547
Total long-term debt, including debt issuance costs	957,045		900,903
Add back: Debt issuance costs	3,574		3,322
Total long-term debt, excluding debt issuance costs	960,619		904,225
Less: Cash and cash equivalents	(21,264)		(28,962)
Net debt	$939,355		$875,263
Adjusted EBITDA - trailing four quarters	124,705		193,528
Net leverage ratio	7.5	x	4.5	x